Exhibit 99.1

Genworth Announces Date of 2021 Annual Stockholders Meeting

Richmond, VA (February 16, 2021) – Genworth Financial, Inc. (NYSE: GNW) today announced that its 2021 Annual Meeting will be held as a virtual meeting on Thursday, May 20, 2021, at 9:00 a.m. Eastern Time. Holders of record of Genworth’s Class A common stock on March 22, 2021, will be eligible to vote at the 2021 Annual Meeting.

As disclosed in Genworth’s proxy statement for its 2020 Annual Meeting of Stockholders, the deadline for the receipt of stockholder proposals submitted under Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the company’s proxy materials for the 2021 Annual Meeting was January 19, 2021.

Genworth’s bylaws establish an advance notice procedure for director nominations and other business proposals that stockholders intend to be presented at the 2021 Annual Meeting outside of Rule 14a-8 of the Exchange Act. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, the stockholder must deliver written notice to Genworth no later than the close of business on March 1, 2021. Such nominations and other business proposals must comply with all requirements set forth in the company’s bylaws.

All notices of intention to present director nominations or other business proposals at the 2021 Annual Meeting, whether or not intended to be included in the proxy materials, should be addressed to: Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiary, Genworth Mortgage Insurance Australia Limited, releases financial and other information about its operations. This information can be found at http://www.genworth.com.au.

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Contact Information:

Investors:    investorinfo@genworth.com

Media:        Julie Westermann, 804 937-9273

          julie.westermann@genworth.com